Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com
Boston, MA… April 14, 2022 News Release

STATE STREET REPORTS FIRST QUARTER 2022 EPS OF $1.57; $1.59 EXCLUDING NOTABLE ITEMS(a)
% changes noted below reflect year-over-year 1Q comparisons

TOTAL REVENUE AND FEE GROWTH OF 4%
NET INTEREST INCOME GROWTH OF 9%
EXPENSES FLAT; UP 1% EX-NOTABLES(a)
POSITIVE TOTAL AND FEE OPERATING LEVERAGE OF 5% POINTS AND 4% POINTS, RESPECTIVELY

Ron O'Hanley, Chairman and Chief Executive Officer: "While State Street's exposure to Russia and Ukraine is minimal, the war alongside other macroeconomic factors presented new challenges to global markets in the first quarter. Even in this challenging market environment, State Street posted another strong quarter and remains focused on delivering for our shareholders, clients, and employees."

O'Hanley continued: "Our first-quarter results demonstrate the strength, diversity and durability of our business model. Year-over-year revenue growth was driven by continued momentum in front office solutions and asset management, as well as a strong quarter in FX trading, while the higher interest rate environment began to benefit net interest income. These revenue results combined with disciplined expense management generated positive operating leverage and year-over-year pre-tax margin expansion and earnings growth."

O'Hanley added: "Our distinctive product innovation and solutions continue to make contributions across the franchise as evidenced by another quarter of solid new business wins in our Investment Services business and strong inflows at Global Advisors. We remain committed to being an essential partner to our clients, which creates a strong foundation for future growth."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q22	4Q21	1Q21	% QoQ		% YoY
Income statement:
Total fee revenue	$2,573	$2,511	$2,483	2%		4%
Net interest income	509	484	467	5		9
Other income	(1)	58	—	nm		nm
Total revenue	3,081	3,053	2,950	1		4
Provision for credit losses	—	(7)	(9)	nm		nm
Total expenses	2,327	2,330	2,332	—		—
Net income	604	697	519	(13)		16

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$1.57	$1.78	$1.37	(12)%		15%
Return on average common equity (ROE)	9.5%	10.3%	8.4%	(80)	bps	110	bps
Pre-tax margin	24.5	23.9	21.3	60		320
AUC/A ($ billions)(1)	$41,724	$43,678	$40,263	(4)		4
AUM ($ billions)(1)	4,022	4,138	3,591	(3)		12

(1) As of period-end.

(a) See "1Q22 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Ilene Fiszel Bieler +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

1Q22 HIGHLIGHTS
(all comparisons are to 1Q21, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 4% to $41.7 trillion, primarily due to higher equity market levels, client flows and net new business growth
•Investment Management AUM as of quarter-end increased 12% to $4.0 trillion, mainly reflecting higher market levels and net inflows

New business and strategy execution
•Investment Servicing mandates announced in 1Q22 totaled $302 billion, with wins across strategically important premium and preferred client segments; quarter-end servicing assets to be installed in future periods of $2.9 trillion
•Investment Management business generated net inflows of $51 billion, with strength in ETFs and Cash
•Momentum across Front office software and Middle office services, enabled by State Street AlphaSM
◦Front office uninstalled revenue backlog of $93 million, increased 43%(a)
◦Middle office uninstalled revenue backlog more than tripled year-on-year to $63 million(b)
•11 of 19 Alpha client mandates live as of the end of 1Q22
•State Street Digital announced a collaboration with Copper.co to develop an institutional grade digital custody offering

Revenue
•Fee revenue increased 4%, primarily reflecting solid growth in Management fees, Front office software and data, and FX trading services:
◦Servicing fees were flat, or up 2% excluding currency translation(c)
◦Management fees increased 5%
◦FX trading services increased 4%
◦Securities finance decreased (3)%
◦Software and processing fees increased 26%, with Front office software and data up 44%
•Net interest income (NII) increased 9%

Expenses
•Total expenses were flat; Total expenses increased 1%, excluding notable items, with currency translation contributing a 1% benefit(c)
◦Expense growth from targeted business investments was largely offset by productivity savings and ongoing disciplined expense management

(a) Front office uninstalled revenue backlog of $93 million in 1Q22 represents expected annualized recurring revenue from signed client contracts that are scheduled to be largely installed over the next 24 months for CRD, Mercatus, and Alpha Data Services. It includes SaaS revenue as well as maintenance and support revenue and excludes the one-time impact of on-premises license revenue, revenue generated from FIX, brokerage, value-add services, and professional services as well as revenue from affiliates.
(b) Middle office uninstalled revenue backlog of $63 million in 1Q22 represents expected annualized recurring revenue from signed client contracts that are scheduled to be largely installed over the next 24 months. It does not include professional services revenue or revenue from affiliates.
(c) Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Operating leverage and pre-tax margin
•Generated positive total and fee operating leverage in 1Q22 of 5% points and 4% points, respectively
◦Excluding notable items, total and fee operating leverage in 1Q22 were 3% points and 3% points, respectively(a)
•Pre-tax margin increased 3% points
◦Excluding notable items, pre-tax margin increased 2% points(a)

Notable items

(Dollars in millions, except EPS amounts)	1Q22	4Q21	1Q21

Acquisition and restructuring costs	$(9)	$(26)	$(10)
Repositioning release / (charge):
Compensation & employee benefits	—	32	—
Occupancy	—	(29)	—
Total Repositioning release / (charge)(b)	—	3	—
Deferred compensation expense acceleration(c)	—	(147)	—
Gain on sale of investment securities(d)	—	58	—
Legal and other costs (e)	—	—	(29)

Notable items (pre-tax)	$(9)	$(112)	$(39)

Preferred securities redemption (after-tax)(f)	—	—	(5)
EPS impact	$(0.02)	$(0.22)	$(0.10)

Capital
•Standardized Common Equity Tier 1 (CET1) of 11.9% increased 1.1% points compared to 1Q21. Standardized CET1 decreased (2.4)% points compared to 4Q21 due to lower AOCI and higher RWA
•Tier 1 leverage ratio of 5.9% increased 0.5% point compared to 1Q21, but decreased (0.2)% point compared to 4Q21
•ROE of 9.5% increased 1.1% points compared to 1Q21, but decreased (0.8)% point compared to 4Q21
•In 1Q22, State Street returned a total of $209 million of capital to shareholders through declared common dividends of $0.57 per share

(a) Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(b) Repositioning release of $3 million in 4Q21 reflect a release of $32 million in Compensation and employee benefits and a charge of $29 million in Occupancy.
(c) Deferred compensation expense acceleration of $147 million in 4Q21 is related to the acceleration of expenses associated with certain cash settled deferred incentive compensation awards.
(d) Gain on sale of $58 million in 4Q21 included in Other income, reflects a one-time sale of Libor and Euribor based securities previously classified as held-to-maturity.
(e) Legal and other costs of $29 million in 1Q21 included $20 million in Information systems and communications, $8 million in Transaction processing and $1 million in Other expenses.
(f) $5 million in 1Q21 is related to the redemption of $500 million of outstanding Series F preferred stock.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	1Q22	4Q21	1Q21	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1)(2)	$41,724	$43,678	$40,263	(4.5)%	3.6%
Assets under Management (AUM)(2)	$4,022	4,138	3,591	(2.8)	12.0

Market Indices:(3)
S&P 500 Daily Average	4,464	4,602	3,866	(3.0)	15.5
S&P 500 EOP	4,530	4,766	3,973	(5.0)	14.0
MSCI EAFE Daily Average	2,212	2,310	2,201	(4.2)	0.5
MSCI EAFE EOP	2,182	2,336	2,208	(6.6)	(1.2)
MSCI Emerging Markets Daily Average	1,187	1,252	1,363	(5.2)	(12.9)
MSCI Emerging Markets EOP	1,142	1,232	1,316	(7.3)	(13.2)
Barclays Capital Global Aggregate Bond Index EOP	500	532	534	(6.0)	(6.4)

Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index Daily Average	7.2	6.5	6.8	10.8	5.9
JPM Emerging Market Volatility Index Daily Average	10.7	9.9	10.4	8.1	2.9

Average Foreign Exchange Rate:
EUR vs. USD	1.122	1.143	1.205	(1.8)	(6.9)
GBP vs. USD	1.341	1.348	1.379	(0.5)	(2.8)
(1) Includes EOP assets under custody of $31,447 billion, $32,845 billion and $30,134 billion, as of 1Q22, 4Q21, and 1Q21, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	1Q22	4Q21	3Q21	2Q21	1Q21
North America - (US Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$(66)	$102	$150	$196	$165
Money Market	(134)	201	15	33	156
ETF	181	157	77	123	148
Total Flows(3)	$(18)	$459	$242	$351	$470

EMEA - Morningstar Direct Market Data:(1)(4)
Long Term Funds	$76	$155	$192	$226	$237
Money Market	(71)	110	(4)	(10)	(91)
ETF	47	35	37	51	54
Total Flows(3)	$53	$299	$225	$267	$200

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. See endnotes included in the "In This News Release" section.
(2) 1Q22 data for North America includes actuals for January and February 2022 and Morningstar estimates for March 2022.
(3) Line items may not sum to total due to rounding.
(4) 1Q22 data for Europe is on a rolling three month basis for December 2021 through February 2022, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	1Q22	4Q21	1Q21	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By Product Classification:
Collective funds, including ETFs	$15,140	$15,722	$14,052	(3.7)%	7.7%
Mutual funds	10,825	11,575	10,439	(6.5)	3.7
Pension products	8,191	8,443	7,843	(3.0)	4.4
Insurance and other products	7,568	7,938	7,929	(4.7)	(4.6)
Total Assets Under Custody and/or Administration	$41,724	$43,678	$40,263	(4.5)%	3.6%
By Financial Instrument:
Equities	$25,249	$25,974	$22,825	(2.8)%	10.6%
Fixed-income	11,303	12,587	13,022	(10.2)	(13.2)
Short-term and other investments	5,172	5,117	4,416	1.1	17.1
Total Assets Under Custody and/or Administration	$41,724	$43,678	$40,263	(4.5)%	3.6%

(1) Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month.

INVESTMENT MANAGEMENT AUM
The following tables present 1Q22 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of December 31, 2021	$2,674	$623	$368	$222	$251	$4,138
Net asset flows:
Long-term institutional(2)	(25)	11	4	11	13	14
ETF	4	5	—	—	8	17
Cash fund	—	—	20	—	—	20
Total flows, net	$(21)	$16	$24	$11	$21	$51
Market appreciation/(depreciation)	(113)	(34)	1	(3)	(4)	(153)
Foreign exchange impact	(10)	(4)	—	(1)	1	(14)
Total market and foreign exchange impact	$(123)	$(38)	$1	$(4)	$(3)	$(167)

Ending balance as of March 31, 2022	$2,530	$601	$393	$229	$269	$4,022

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	1Q22	4Q21	3Q21	2Q21	1Q21
Beginning balance	$4,138	$3,862	$3,897	$3,591	$3,467
Net asset flows:
Long-term institutional(1)	14	28	(6)	55	(8)
ETF	17	50	13	21	23
Cash fund	20	1	(12)	7	24
Total flows, net	$51	$79	$(5)	$83	$39
Market appreciation/(depreciation)	(153)	208	(12)	224	116
Foreign exchange impact	(14)	(11)	(18)	(1)	(31)
Total market and foreign exchange impact	$(167)	$197	$(30)	$223	$85

Ending balance	$4,022	$4,138	$3,862	$3,897	$3,591

(1) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	1Q22	4Q21	1Q21	% QoQ		% YoY
Back office servicing fees	$1,268	$1,272	$1,266	(0.3)%		0.2%
Middle office services	100	105	103	(4.8)		(2.9)
Servicing fees	1,368	1,377	1,369	(0.7)		(0.1)
Management fees	520	530	493	(1.9)		5.5
Foreign exchange trading services	359	300	346	19.7		3.8
Securities finance revenue	96	102	99	(5.9)		(3.0)
Front office software and data	138	124	96	11.3		43.8
Lending related and other fees	63	63	64	—		(1.6)
Software and processing fees	201	187	160	7.5		25.6
Other fee revenue	29	15	16	93.3		81.3
Total fee revenue	$2,573	$2,511	$2,483	2.5%		3.6%

Net interest income	509	484	467	5.2%		9.0%
Other income	(1)	58	—	nm		nm
Total Revenue	$3,081	$3,053	$2,950	0.9%		4.4%

Net interest margin (FTE)(a)	0.80%	0.73%	0.75%	7	bps	5	bps

Servicing fees were flat compared to 1Q21, as higher client activity and flows, average equity market levels, and net new business were offset by normal pricing headwinds and the impact of currency translation. Servicing fees decreased (1)% compared to 4Q21, mainly due to seasonal pricing headwinds and lower average equity market levels, partially offset by higher client activity/adjustments.
•Back office servicing fees were flat compared to both 1Q21 and 4Q21 (consistent with total servicing fees above).
•Middle office services fees decreased (3)% and (5)% compared to 1Q21 and 4Q21, respectively, primarily due to a partial transition from a legacy client and lower professional services fees.

Management fees increased 5% compared to 1Q21, primarily reflecting higher average equity market levels and ETF net inflows. Management fees were down (2)% compared to 4Q21, largely reflecting lower average equity market levels, partially offset by lower money market fee waivers and net inflows.

Foreign exchange trading services increased 4% compared to 1Q21, primarily driven by higher FX volatility, partially offset by lower client FX volumes. Foreign exchange trading services increased 20% compared to 4Q21, primarily reflecting higher FX volatility and client FX volumes.

Securities finance decreased (3)% compared to 1Q21, mainly reflecting lower average Agency assets, partially offset by new business wins in Enhanced Custody. Securities finance decreased (6)% compared to 4Q21, primarily driven by lower average Agency assets and Enhanced Custody balances.

Software and processing fees increased 26% and 7% compared to 1Q21 and 4Q21, respectively.
•Front office software and data increased 44% compared to 1Q21, primarily driven by higher CRD revenue from on-premises renewals, as well as higher software-enabled and professional services revenue. Front office software and data increased 11% compared to 4Q21, mainly driven by higher professional services revenue from CRD.
•Lending related and other fees of $63 million, primarily consist of fee revenue associated with State Street's lending business activities.

Other fee revenue increased compared to both 1Q21 and 4Q21, mainly reflecting fair value adjustments on equity investments. Other fee revenue primarily consists of income from equity method investments and certain tax-advantaged investments, as well as other market-related adjustments.

(a) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Net interest income (NII) increased 9% compared to 1Q21, primarily driven by growth in investment portfolio and loan balances, as well as higher market interest rates. Compared to 4Q21, NII increased 5%, mainly due to higher market interest rates and growth in the investment portfolio.

Other income decreased compared to 4Q21, reflecting the absence of a gain on sale of investment securities in 4Q21.

Total revenues were adversely impacted by currency translation by $27 million and $5 million when compared to 1Q21 and 4Q21, respectively.

EXPENSES

(Dollars in millions)	1Q22	4Q21	1Q21	% QoQ		% YoY
Compensation and employee benefits	$1,232	$1,181	$1,242	4.3%		(0.8)%
Information systems and communications	423	436	421	(3.0)		0.5
Transaction processing services	264	238	270	10.9		(2.2)
Occupancy	95	133	109	(28.6)		(12.8)
Acquisition and restructuring costs	9	26	10	(65.4)		(10.0)
Amortization of other intangible assets	61	62	58	(1.6)		5.2
Other	243	254	222	(4.3)		9.5
Total Expenses	$2,327	$2,330	$2,332	(0.1)%		(0.2)%
Total expenses, excluding notable items(a)	$2,318	$2,160	$2,293	7.3%		1.1%

Effective tax rate	19.9%	4.6%	17.2%	1,530	bps	270	bps

Compensation and employee benefits decreased (1)% compared to 1Q21, primarily driven by lower headcount in high cost locations, partially offset by higher seasonal expenses. Compensation and employee benefits increased 4% compared to 4Q21, primarily driven by seasonal expenses, partially offset by the impact of notable items in 4Q21.(a)

Information systems and communications was largely flat compared to 1Q21. Information systems and communications decreased (3)% compared to 4Q21, mainly reflecting the timing of infrastructure and depreciation costs.

Transaction processing services decreased (2)% compared to 1Q21, primarily reflecting the absence of notable items reported in 1Q21, partially offset by higher sub-custody and broker fees. Transaction processing increased 11% compared to 4Q21, primarily driven by higher sub-custody and broker fees, partially offset by vendor savings initiatives.

Occupancy decreased (13)% compared to 1Q21, mainly due to footprint optimization. Occupancy decreased (29)% compared to 4Q21, mainly reflecting the absence of notable items reported in 4Q21,(a) footprint optimization, as well as one-time maintenance and repair credits.

Acquisition and restructuring costs decreased compared to both 1Q21 and 4Q21, primarily reflecting the absence of costs associated with the CRD acquisition.

Amortization of other intangible assets increased 5% compared to 1Q21, due to a lift-out in 1Q21.(b)

(a) See "1Q22 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(b) Related to a lift-out of the depository bank and fund administrator activities of Fideuram Bank Luxembourg, a subsidiary of Intesa Sanpaolo.

Other expenses increased 9% compared to 1Q21, largely reflecting higher professional fees, partially offset by lower sub-advisory fees. Other expenses decreased (4)% compared to 4Q21, primarily due to lower marketing spend and sub-advisory fees, partially offset by higher professional fees.

Total expenses were positively impacted by currency translation by $25 million and $7 million when compared to 1Q21 and 4Q21, respectively.

TAXES
The effective tax rate increased to 19.9% from 17.2% in 1Q21, mainly due to the lower impact of tax advantaged investments and discrete benefits in 1Q21. Compared to 4Q21, the effective tax rate increased from 4.6%, primarily due to the absence of discrete benefits reported in 4Q21.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	1Q22	4Q21	1Q21
Basel III Standardized Approach:
Common Equity Tier 1 ratio	11.9%	14.3%	10.8%
Tier 1 capital ratio	13.4	16.1	12.4
Total capital ratio	14.8	17.6	14.0

Basel III Advanced Approaches:
Common Equity Tier 1 ratio	13.1	14.3	11.9
Tier 1 capital ratio	14.8	16.1	13.6
Total capital ratio	16.2	17.5	15.2

Tier 1 leverage ratio	5.9	6.1	5.4
Supplementary leverage ratio	6.7	7.4	7.2

Liquidity coverage ratio	106%	105%	107%

Standardized capital ratios were binding for all periods included above.

CET1 ratio (standardized) increased 1.1% points compared to 1Q21, primarily reflecting higher retained earnings and the issuance of $1.9 billion of common stock in 3Q21 to finance the previously announced proposed acquisition of BBH Investor Services, partially offset by lower AOCI related to AFS securities driven by the significant increase in rates across the yield curve and higher RWA largely driven by the implementation of SA-CCR as expected. CET1 ratio (standardized) decreased (2.4)% points compared to 4Q21, primarily reflecting lower AOCI, the implementation of SA-CCR as expected, as well as the temporary deployment of RWA capital for revenue generating activities.

Tier 1 leverage ratio increased 0.5% point compared to 1Q21, primarily reflecting higher retained earnings and the issuance of common stock to finance the previously announced proposed acquisition of BBH Investor Services, partially offset by lower AOCI. Tier 1 leverage ratio decreased (0.2)% point compared to 4Q21, primarily driven by lower AOCI.

Liquidity coverage ratio (LCR) for State Street Corporation was approximately 106%, down (1)% point from 1Q21 but up 1% point compared to 4Q21. LCR for State Street Bank and Trust was approximately 127%.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Thursday, April 14, 2022, at 12:00 p.m. ET, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at (833) 380-0399 or (236) 714-2093. The Conference ID# is 5139576.

Recorded replays of the conference call will be available on the website and by telephone at (800) 585-8367 or (416) 621-4642 beginning approximately two hours after the call's completion. The Conference ID# is 5139576.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at
http://investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 days following each other quarter-end, as applicable). For 1Q22, State Street expects to publish its updates during the period beginning today and ending on or about May 10, 2022.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $41.7 trillion in assets under custody and/or administration and $4.0 trillion* in assets under management as of March 31, 2022, State Street operates globally in more than 100 geographic markets and employs approximately 39,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of March 31, 2022 includes approximately $73 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for on-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company, or State Street Bank. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 1Q22. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denoted Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "on-premises" denotes on-premises revenue as recognized in the CRD business
•"Libor" denotes London Inter-Bank Offered Rate; "Euribor" denotes Euro Inter-Bank Offered Rate.
•"RWA" denotes risk-weighted assets"AOCI" denotes Accumulated other comprehensive income; 'AFS" denotes Available-for-sale; "SA-CCR" denotes Standard Approach for Counterparty Credit Risk.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETF’s and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 1Q22 data for North America (US domiciled) includes Morningstar actuals for January and February 2022 and Morningstar estimates for March 2022.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 1Q22 data for Europe is on a rolling three month basis for December 2021 through February 2022, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, proposed acquisition of the Brown Brothers Harriman (BBH) Investor Services business, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” "intend," "target," “guidance,” “expect,” “priority,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•The consummation of our planned acquisition of the BBH Investor Services business is subject to the receipt of regulatory approvals and the satisfaction of other closing conditions, the failure or delay of which may prevent or delay the consummation of the acquisition; while we are evaluating potential modifications to the transaction that are intended to facilitate resolution of the bank regulatory review, there can be no assurance as to the timing or outcome of that review;
•Even if we successfully consummate our planned acquisition of the BBH Investor Services business, we may fail to realize some or all of the anticipated benefits of the transaction or the benefits may take longer to realize than expected;
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•Our development and completion of new products and services, including State Street Digital or State Street Alpha, and the enhancement of our infrastructure required to meet increased regulatory and client expectations for resiliency and the systems and process re-engineering necessary to achieve improved productivity and reduced operating risk, may involve costs and dependencies and expose us to increased risk;
•Our business may be negatively affected by our failure to update and maintain our technology infrastructure;
•The COVID-19 pandemic continues to exacerbate certain risks and uncertainties for our business;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of our acquisitions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We could be adversely affected by geopolitical, economic and market conditions, including, for example, resulting from the present conflict in Ukraine
•We have significant International operations, and disruptions in European and Asian economies could have an adverse effect on our consolidated results of operations or financial condition;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk to counterparties, who may also have substantial financial dependencies with other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our consolidated revenue and is subject to decline based on, among other factors, market and currency declines, investment activities of our clients and their business mix;
•If we are unable to effectively manage our capital and liquidity, our consolidated financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by capital and liquidity standards required as a result of capital stress testing;
•We face extensive and changing government regulation in the jurisdictions in which we operate, which may increase our costs and compliance risks;

•We are subject to enhanced external oversight as a result of the resolution of prior regulatory or governmental matters;
•Our businesses may be adversely affected by government enforcement and litigation;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated financial statements;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•The transition away from LIBOR may result in additional costs and increased risk exposure;
•Our control environment may be inadequate, fail or be circumvented, and operational risks could adversely affect our consolidated results of operations;
•Cost shifting to non-U.S. jurisdictions and outsourcing may expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings;
•Attacks or unauthorized access to our information technology systems or facilities, or those of the third parties with which we do business, or disruptions to our or their continuous operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts expose us to pricing and performance risk;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•We may not be able to protect our intellectual property;
•The quantitative models we use to manage our business may contain errors that could result in material harm;
•Our reputation and business prospects may be damaged if our clients incur substantial losses or are restricted in redeeming their interests in investment pools that we sponsor or manage;
•The impacts of climate change, and regulatory responses to such risks, could adversely affect us; and
•We may incur losses as a result of unforeseen events including terrorist attacks, natural disasters, the emergence of a new pandemic or acts of embezzlement.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2021 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release (and the conference call referenced herein) should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.